Exhibit 10.5

Oceaneering International, Inc.
11911 FM 529
Houston, Texas 77041-3000

Mr. Charles W. Davison, Jr.
June 3, 2019

Re:     Retention and Severance Payments Agreement

Dear Chuck:

In connection with your acceptance of employment with Oceaneering International, Inc. (“Oceaneering”) as its Chief Operating Officer beginning on June 3, 2019 (the “Effective Date”), Oceaneering agrees to provide you: (i) the Retention Payment (described in Paragraph 1 below) if you remain in the continuous employ of Oceaneering or one of its subsidiaries (collectively, the “Company”) during the period beginning on the Effective Date and ending on the first anniversary of the Effective Date (the “Retention Period”); and (ii) the Severance Payment (as described in Paragraph 2 below), should your employment with the Company be terminated without Cause or for Good Reason during the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Protective Period”), with both payments being subject to the terms and conditions set forth below in this letter agreement (this “Agreement”). Capitalized terms that are used, but not defined, in this Agreement (including Exhibit A attached hereto), but that are defined in the Oceaneering International, Inc. Change of Control Plan, effective as of November 14, 2018 and as amended from time to time (the “Change of Control Plan”), are used in this Agreement (and in Exhibit A) as defined in the Change of Control Plan, provided that, with respect to such defined terms: (A) the term “Participant” shall be deemed to refer to you; and (B) the phrase “immediately prior to the Change of Control Effective Date” in the definition of “Good Reason” and the proviso in Clause (iv) of such definition and Clause (v) of such definition shall be deemed to be deleted, for purposes of this Agreement.

1.	Retention Payment.

(a)
Generally. If you are continuously employed with the Company at all times during the Retention Period, then you will be paid a lump-sum cash payment equal to $1,000,000 (the “Retention Payment”) no later than ten days following the end of the Retention Period.

(b)
Termination by the Company without Cause, by You for Good Reason or due to Death or Disability during the Retention Period. If, during the Retention Period, your employment is terminated (i) by the Company without Cause, (ii) by you for Good Reason or (iii) due to your death or Disability, then you (or your estate) will be paid a lump-sum cash payment equal to the Retention Payment no later than 30 days following such termination date, subject to the release requirement described in Paragraph 3 below, in the event payment of the Retention Payment is made pursuant to clause (i) or clause (ii) of this Paragraph 1(b).

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(c)
Voluntary Termination by You or Termination by the Company with Cause. If, prior to the end of the Retention Period, your employment is terminated (i) by the Company with Cause or (ii) by you for any reason other than (A) Good Reason or (B) due to your death or Disability, then you acknowledge and agree that you shall forfeit any and all rights, and shall not be entitled, to the Retention Payment and that this Paragraph 1 shall automatically terminate and be on no further force or effect as of such termination date.

2.	Severance Payment.

(a)
Generally. If your employment is terminated during the Protective Period, either (i) by the Company without Cause or (ii) by you for Good Reason, then you will be paid a lump-sum cash payment equal to the Severance Payment no later than 30 days following such termination date, subject to Change of Control exclusion in Paragraph 2(c) below and the release requirement described in Paragraph 3 below. For purposes of this Agreement, the “Severance Payment” shall be equal to two times the total of your annual base salary and target bonus award under the Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc. (or any successor plan) for the fiscal year during which your termination date occurs.

(b)
Termination for Reasons Other than by the Company without Cause or by you for Good Reason. If your employment is terminated during the Protective Period (i) by the Company with Cause or (ii) by you for any reason other than Good Reason or (iii) due to your death or Disability, then you acknowledge and agree that you shall forfeit any and all rights, and shall not be entitled, to the Severance Payment and that this Paragraph 2 shall automatically terminate and be on no further force or effect as of such termination date.

(c)
Change of Control Severance Payment Exclusion. You shall not be eligible for the Severance Payment if, during the Protective Period, you become eligible for a severance payment under the Change of Control Plan, and you acknowledge and agree that, in such event, you shall forfeit any and all rights, and shall not be entitled, to the Severance Payment and that this Paragraph 2 shall automatically terminate and be of no further force or effect as of the date you are eligible for a severance payment under the Change of Control Plan. Furthermore, you acknowledge and agree that should you be paid the Severance Payment under this Paragraph 2 and subsequently you become eligible for a severance payment under the Change of Control Plan, then the severance payment under the Change of Control Plan shall be offset by the amount of the Severance Payment paid to you under this Agreement. For the avoidance of doubt, you will not, under any set of circumstances, receive both the Severance Payment and a severance payment under the Change of Control Plan.

3.
Release Requirement. You shall be entitled to the Retention Payment under Clause (i) or Clause (ii) of Paragraph 1(b) and the Severance Payment under Paragraph 2, subject to your execution and timely delivery of an effective and unrevoked waiver and release of claims against the Company and other related parties (as designated by

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Oceaneering), with such release to be in the form as determined by Oceaneering, in its sole discretion. You shall not be entitled to the Retention Payment or the Severance Payment under any circumstance not described in Paragraph 1 and Paragraph 2, respectively, or if you fail to sign and timely deliver an effective and unrevoked release of claims against the Company and such other related parties.

4.
Restrictive Covenants. Any other provisions of this Agreement notwithstanding, your right to the Retention Payment and Severance Payment shall be conditioned upon your compliance with the restrictive covenants in Exhibit A attached to, and made a part of, this Agreement.

5.
Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any applicable law or governmental regulation or ruling.

6.
No Right to Continued Employment. Nothing in this Agreement shall give you any rights to (or impose any obligations for) continued employment by Oceaneering or any affiliate or subsidiary thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by you. You understand and agree that the relationship between you and the Company is one of at-will employment. This means that you may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without Cause or advance notice.

7.
No Assignment; Successors. Your right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Paragraph 7, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representative, executor or heirs. This Agreement shall be binding upon and inure to the benefit of Oceaneering and its successors and assigns, including, without limitation, any company into or with which Oceaneering may merge or consolidate by operation of law or otherwise.

8.
Entire Agreement; Captions. This Agreement represents the entire agreement between you and Oceaneering with respect to the subject matter hereof, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to the subject matter of this Agreement. The foregoing and Section 6.11 of the Change of Control Plan to the contrary notwithstanding, this Agreement shall not supersede or replace your eligibility for the “Severance Payment” under the Change of Control Plan; provided, however, that you acknowledge and agree that to the extent you are paid the Severance Payment under this Agreement, you shall not entitled to the “Severance Payment” under the Change of Control Plan. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

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9.
Modification of Agreement. Any modification of this Agreement shall be binding only if evidenced in writing and signed by you and an authorized representative of Oceaneering. Failure on the part of Oceaneering or you at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of the obligations of either party hereto in respect thereof, or of either such party’s right hereunder to require strict compliance therewith in the future. No waiver of any breach of this Agreement shall be deemed to constitute a waiver of any other or subsequent breach.

10.	Dispute Resolution.

(a)
This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

(b)
It is irrevocably agreed that if any dispute arises with respect to any action, suit or other legal proceeding pertaining to this Agreement or to the interpretation or enforcement of any of your rights under this Agreement: (i) Oceaneering and you agree that exclusive jurisdiction for any such suit, action or legal proceeding shall be in the state district courts of Texas sitting in Harris County, Texas; (ii) Oceaneering and you are each at the time present in Texas for the purpose of conferring personal jurisdiction; (iii) Oceaneering and you each consent to the jurisdiction of each such court in any such suit, action or legal proceeding and will comply with all requirements necessary to give such court jurisdiction; (iv) Oceaneering and you each waive any objection it or you may have to the laying of venue of any such suit, action or legal proceeding in any of such court; (v) Oceaneering and you each waive any objection or right to removal that may otherwise arise in any such suit, action or legal proceeding; (vi) any such suit, action or legal proceeding may be brought in such court, and any objection that Oceaneering or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived; and (vii) prior to any trial on the merits, Oceaneering and you will submit to court-supervised, non-binding mediation.

11.
Competency. You acknowledge that you fully comprehend and understand all the terms of this Agreement and their legal effects, and you represent and warrant that: (a) you are competent to execute this Agreement knowingly and voluntarily and without reliance on any statement or representation of Oceaneering or any of its officers, employees, agents or other representatives; and (b) you have had the opportunity to consult with an attorney of your choice regarding this Agreement.

12.
Clawback. The Retention Payment and the Severance Payment shall be subject to recovery or clawback by Oceaneering pursuant to any applicable law, regulation or stock exchange listing requirement, and under any clawback policy adopted by Oceaneering, whether before or after the Effective Date.

13.	Section 409A. The Retention Payment and Severance Payment granted under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code

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of 1986, as amended (“Section 409A”), and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax.

14.
Severability. If a court of competent jurisdiction determines that any provision of this Agreement is illegal, invalid or unenforceable, then the illegality, invalidity or unenforceability of that provision shall not impair or otherwise affect the legality, validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect, to the maximum extent permitted by applicable law, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

15.
Construction. In this Agreement, unless the context clearly indicates otherwise: (i) words used in the singular include the plural and words used in the plural include the singular; (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (iii) the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Paragraph or other provision of this Agreement; and (iv) reference to any applicable law refers to such law and all rules and regulations promulgated thereunder. This Agreement shall be deemed to express the mutual intent of the parties and no rule of strict construction shall be applied against either party hereto.

16.
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

If this Agreement correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this Agreement to me at the letterhead address or rlarson@oceaneering.com.

Sincerely,

/s/ Roderick A. Larson
Roderick A. Larson
President and Chief Executive Officer

Agreed to this 4th day of June, 2019

/s/ Charles W. Davison, Jr.
Charles W. Davison, Jr.

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Exhibit A
to
Retention and Severance Payments Agreement Between
Oceaneering International, Inc. and Charles W. Davison, Jr. (the “Agreement”)
Your right to the Retention Payment and Severance Payment (together, the “Payments”) shall be further conditioned upon your compliance with the provisions of this Exhibit A to the Agreement. In the event you fail to comply with any of the provisions of this Exhibit A or the Agreement, you agree and acknowledge that you shall repay to Oceaneering any payments received pursuant to the Agreement, and no further benefits shall be payable to you under the Agreement.
1.    Definitions. As used in this Exhibit A, the following terms shall have the following meanings (and any other capitalized terms used but not defined in this Exhibit A shall have the respective meanings assigned or referred to in the Agreement):
(a)    “Business” means any business in which the Company is engaged or in which the Company has taken material steps to engage during the period of your employment.
(b)    “Competing Business” means any Person which, wholly or in any significant part, engages in any business competing with the Business in the Restricted Area.
(c)    “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or any statutory or regulatory body thereof.
(d)    “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.
(e)    “Person” means any individual, corporation, partnership, group (as such term is used in Rule 13d‑5 under the Securities Exchange Act of 1934, as amended), association or other person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated thereunder).
(f)    “Prohibited Period” means the period during which you are employed by the Company and extending until 24 months following your termination date.
(g)    “Proprietary Information” includes all confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to the business of the Company, whether in written or electronic form of writings, correspondence, notes, drafts, records, maps, invoices, technical and business logs, policies, computer programs, disks or otherwise. Proprietary Information does not include information that is or becomes publicly known through lawful means.

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(h)    “Restricted Area” means any state or, if outside the United States, any country or subdivision thereof in which the Company (i) is then currently engaged in the Business, (ii) has engaged in the Business during the prior two years of your employment, or (iii) is actively pursuing business opportunities for the Business, and in each such case you either (x) received Proprietary Information about the Company’s operations in such location or (y) worked in such location during the prior two years of your employment.
2.    Confidential Treatment. You acknowledge and agree that you have acquired, and will in the future acquire as a result of your employment by the Company or otherwise, Proprietary Information of the Company which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, other than in the legitimate performance of your job duties, you agree:
(a)    to regard and preserve as confidential at all times all Proprietary Information;
(b)    to refrain from publishing or disclosing any part of the Proprietary Information and from using, copying or duplicating it in any way by any means whatsoever; and
(c)    not to use on your own behalf or on behalf of any third party or to disclose the Proprietary Information to any person or entity without the prior written consent of Oceaneering.
3.    Property of the Company. You acknowledge that all Proprietary Information and other property of the Company which you accumulate during your employment with the Company are the exclusive property of the Company. Upon your termination of employment with the Company, or at any time upon the Company’s request, you shall surrender and deliver to the Company (and not keep, recreate or furnish to any third party) any and all work papers, reports, manuals, documents and the like (including all originals and copies thereof) in your possession which contain Proprietary Information relating to the business, prospects or plans of the Company. Further, you agree to search for and delete all Company information, including Proprietary Information, from your computer, smartphone, tablet, or any other personal electronic storage devices, other than payroll information or other financial information that you may need for your tax filings, and, upon request, certify to the Company that you have completed this search and deletion process.
4.    Cooperation. You agree that, following any termination of your employment with the Company, you will not disclose or cause to be disclosed any Proprietary Information, unless (in any such case) required by court order. Pursuant to the Defend Trade Secrets Act of 2016, you shall be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Proprietary Information that (i) is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company may seek your assistance, cooperation or testimony following any such termination in connection with any investigation, litigation or proceeding arising out of matters within your

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knowledge and related to your employment by the Company, and in such instance, you shall provide such assistance, cooperation or testimony and Oceaneering shall pay your reasonable costs and expenses in connection therewith.
5.    Non-Competition; Non-Solicitation.
(a)    You and Oceaneering agree to the non-competition and non-solicitation provisions of this Section 5: (i) in consideration for the Proprietary Information provided by the Company to you; and (ii) to protect the Proprietary Information of the Company disclosed or entrusted to you by the Company or created or developed by you for the Company, the business goodwill of the Company developed through the efforts of you and the business opportunities disclosed or entrusted to you by the Company.
(b)    Subject to the exceptions set forth in Section 5(c), you expressly covenant and agree that, during the Prohibited Period: (i) you will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area; and (ii) you will not, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or loan money to, sell or lease equipment to or sell or lease real property to any Person that engages in a Competing Business in the Restricted Area.
(c)    Notwithstanding the restrictions contained in Section 5(b), you may own an aggregate of not more than 1% of the outstanding capital stock or other equity security of any class of any corporation or other entity engaged in a Competing Business, if such capital stock or other equity security is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 5(b), provided that you do not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or other entity and that you are not involved in the management of such corporation.
(d)    You further expressly covenant and agree that, during the Prohibited Period, you will not: (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company; or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company any person who or which is or was a customer of the Company, during the prior two years of your employment with the Company, and either (x) about which you received Proprietary Information or (y) with which you had contact or dealings on behalf of the Company.
(e)    You expressly recognize that you are a key employee and an important member of the management or research and development team who will be provided with access to Proprietary Information and trade secrets as part of your employment and that the restrictive covenants set forth in this Exhibit A are reasonable and necessary in light of your position and access to the Proprietary Information.
6.    Non-Disparagement. You agree that, following any termination of your employment with the Company, you will not disparage, orally or in writing, the Company, the

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management of the Company, any product or service provided by the Company or the future prospects of the Company.
7.    Relief. You and Oceaneering agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Exhibit A are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Oceaneering. You and Oceaneering also acknowledge that money damages would not be sufficient remedy for any breach of this Exhibit A by you, and Oceaneering shall be entitled to enforce the provisions of this Exhibit A by terminating any Retention or Severance Payment then owing to you under the Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Exhibit A but shall be in addition to all remedies available at law or in equity, including the recovery of damages from you and your agents. However, if it is determined that you have not committed a breach of this Exhibit A, then Oceaneering shall make the payment(s) due under the Agreement and pay to you all such payments that had been suspended pending such determination.
8.    Reasonableness; Enforcement. You acknowledge and agree that the geographic scope and duration of the covenants contained in this Exhibit A are fair and reasonable in light of: (a) the nature and wide geographic scope of the operations of the Business; (b) your level of control over and contact with the Business in all jurisdictions in which it is conducted; (c) the fact that the Business is conducted throughout the Restricted Area; and (d) the amount of compensation and Proprietary Information that you are receiving in connection with the performance of your duties for the Company. It is the desire and intent of you and Oceaneering that the provisions of this Exhibit A be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and, therefore, to the extent permitted by applicable Legal Requirements, you and Oceaneering hereby waive the application of any provision of applicable Legal Requirements that would render any provision of this Exhibit A invalid or unenforceable, in whole or in part.
9.    Reformation. Oceaneering and you agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Exhibit A would cause irreparable injury to Oceaneering. You expressly represent that enforcement of the restrictive covenants set forth in this Exhibit A will not impose an undue hardship upon you or any Person affiliated with you. Further, you acknowledge that your skills are such that you can be gainfully employed in non-competitive employment, and that the restrictive covenants will not prevent you from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.
10.    Protected Disclosures. Notwithstanding any provision to the contrary in the Agreement, nothing in the Agreement prohibits you from reporting possible violations of law or regulation to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Nothing in the Agreement limits your ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be

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conducted by any government agency, including providing documents or other information, without notice to Oceaneering. Additionally, you and Oceaneering acknowledge and agree that you do not need the prior authorization of Oceaneering to make any such reports or disclosures and you are not required to notify Oceaneering or any of its affiliates that you have made such reports or disclosures.

Restrictive covenants set forth in this Exhibit A are
agreed to this 4th day of June, 2019

/s/ Charles W. Davison, Jr.
Charles W. Davison, Jr.

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